EXHIBIT 99.1

Dermata Therapeutics Provides Corporate Update and Reports Full Year 2021 Financial Results

DMT310 Phase 2 rosacea trial is over two-thirds enrolled with topline results expected in H2 2022

DMT310 Phase 2 psoriasis trial to start H1 2022, with topline results expected in H1 2023

DMT310 Phase 3 moderate-to-severe acne trials planned for H1 2023

SAN DIEGO, CA, March 28, 2022 – Dermata Therapeutics, Inc. (Nasdaq: DRMA; DRMAW) (“Dermata” or the “Company”), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions, today highlighted recent corporate progress and reported financial results for the year ended December 31, 2021.

“We continue to make excellent progress with the clinical programs for DMT310, our once weekly topical product derived from a naturally sourced freshwater sponge. In October 2021, we announced positive results from a Phase 1b proof of concept clinical trial in mild-to-moderate psoriasis patients. In November 2021, we initiated a Phase 2 trial in moderate-to-severe rosacea patients, where we believe DMT310’s anti-inflammatory properties can demonstrate a clinical effect on the inflammatory lesions of rosacea, similar to the clinical effects we have seen in our Phase 2 acne studies. We expect to complete enrollment for this Phase 2 trial in moderate-to-severe rosacea in the first half of 2022 and expect to announce topline results in the second half of 2022,” commented Gerry Proehl, Dermata’s Chairman, President, and Chief Executive Officer. “Additionally, we now have FDA guidance on the trials and trial designs required for an End of Phase 2 meeting with the FDA for moderate-to-severe acne, which we believe we can leverage for our other DMT310 clinical programs,” concluded Mr. Proehl.

“For DMT410, our combination product with botulinum toxin Type A, we completed a Phase 1b study in facial aesthetics with demonstrated improvements in several aesthetic measures that we believe continue to have a high unmet need. Successfully delivering botulinum toxin to the dermis through topical administration has been a target for many years and we believe DMT410 has demonstrated an ability to do just that,” stated Chris Nardo, Ph.D., Dermata’s Senior Vice President of Development. “With a topical application of DMT410, we were able to see a reduction in the number and size of pores, a reduction in fine lines, and a reduction in sebum production. In addition, the investigator graded most patients as improved in luminosity, brightness, and overall aesthetic appearance,” concluded Dr. Nardo.

Corporate Highlights

•	In November 2021, Dermata initiated a DMT310 Phase 2 trial in moderate-to-severe rosacea. On November 15, 2021, the Company enrolled its first patient in a Phase 2 rosacea trial. As of March 28, 2022, the trial is more than two-thirds enrolled, with the last patient expected to be enrolled in the first half of 2022, with topline results expected in the second half of 2022. The trial is double-blinded, randomized, placebo-controlled with approximately 180 patients expected to be enrolled at 20 clinical sites in the United States. The co-primary endpoints are absolute reduction in inflammatory lesion count and Investigator Global Assessment (IGA), which will be graded on a 5-point scale (0-4). To be considered a responder, a patient needs to have at least a 2-grade reduction and an IGA score of 0 or 1.

•	In November 2021, Dermata successfully completed a Phase 1b proof of concept trial of DMT410 in facial aesthetics with compelling results. In the trial, DMT410 showed a reduction in the size and number of pores and a reduction in fine lines as shown by facial photography. The Company also measured a reduction in sebum production. In addition, the clinical investigator observed improvements in luminosity, brightness, and patient’s overall facial aesthetic. The Company intends to seek to partner with a botulinum toxin company prior to moving into Phase 2.

•	FDA provided the Company with clarity on the trial requirements and trial designs required prior to holding an End of Phase 2 meeting with the FDA for the DMT310 Phase 3 acne studies. In February 2022, the Company received feedback from the FDA on the non-clinical studies and Pharmacokinetic study required to be completed prior to an End of Phase 2 meeting with the FDA. The Company expects to complete these required studies by the end of 2022 and request an End of Phase 2 meeting with the FDA in Q1 2023.

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Anticipated Upcoming Milestones

•	DMT310 Phase 2 trial in mild-to-moderate psoriasis. Based on the clinical results seen in its Phase 1b trial, the Company plans on initiating a DMT310 Phase 2 study in mild-to-moderate psoriasis in the first half of 2022, with topline results expected in the first half of 2023. The trial will be double-blinded, randomized, placebo-controlled which is anticipated to enroll approximately 150 mild-to-moderate psoriasis patients at clinical sites in the United States.

•	DMT310 Phase 3 trials in moderate-to-severe acne. After the End of Phase 2 meeting with FDA planned for the first quarter of 2023, the Company plans to initiate the two Phase 3 trials in the first half of 2023. Results from these two trials are expected in the second half of 2024, with an intended filing of the NDA approximately 6 months after completion of the trials.

Full Year 2021 Financial Results

As of December 31, 2021, Dermata had $10.8 million in cash, compared to $0.5 million as of December 31, 2020. Dermata received net proceeds of $15.4 million from the sale of its common stock and warrants in its initial public offering which closed in August 2021, proceeds which are expected to fund operations into the fourth quarter of 2022.

Research and development expenses were $3.5 million for the year ended December 31, 2021, compared to $1.6 million for the year ended December 31, 2020. The increase in research and development expenses was due to increased clinical trial and non-clinical expenses and manufacturing costs, as well as increases in salaries, benefits, and stock-based compensation expense. Stock-based compensation expense attributable to research and development totaled $0.4 million for the year ended December 31, 2021.

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General and administrative expenses were $4.4 million for the year ended December 31, 2021, compared to $1.6 million for the year ended December 31, 2020. The increase in general and administrative expenses was due to increased professional fees, insurance costs, and salaries, benefits, and stock-based compensation expense. Stock-based compensation expense attributable to general and administrative totaled $1.6 million for the year ended December 31, 2021.

About Dermata Therapeutics

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company’s lead product candidate, DMT310, is the first product candidate being developed from its Spongilla technology platform. DMT310 is a once weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 is currently under clinical development for the treatment of acne, psoriasis, and rosacea. The Company’s second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California. For more information, please visit http://www.dermatarx.com/.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors including, but are not limited to, statements related to: expectations with regard to the timing of data events; expectations with regard to any potential partnership opportunities for the Company’s product candidates; the Company’s expectations with regard to current cash and the amount of time it will fund operations; the success, cost, and timing of its product candidates DMT310 and DMT410 development activities and ongoing and planned clinical trials; and whether the results of DMT310 or DMT410 will lead to future product development. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

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DERMATA THERAPEUTICS, INC.

(Formerly Dermata Therapeutics, LLC)

Balance Sheets

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DERMATA THERAPEUTICS, INC.

(Formerly Dermata Therapeutics, LLC)

Statements of Operations

Investors:

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com

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